Exhibit 10.90

AMENDMENT TO RESTRICTED STOCK AWARD CONTRACT

The Restricted Stock Award Contract between HCI Group, Inc. (formerly Homeowners Choice, Inc.) and Paresh Patel having a grant date of May 16, 2013 and by which 400,000 shares of HCI Group, Inc. restricted stock were awarded to Mr. Patel is hereby amended so that the portion of the award relating to 100,000 shares that would vest one year after the Fair Market Value equals or exceeds $50 per share for 20 consecutive trading days is cancelled effective March 2, 2016.

Agreed to this 2nd day of March 2016.

Paresh Patel

HCI Group, Inc.

By:
Richard Allen, Chief Financial Officer